EXHIBIT 99.3

The Flexi Group Holdings Ltd

Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6

Changkat Semantan, Bukit Damansara

50490 Kuala Lumpur, Malaysia

January 4, 2024

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Re:	The Flexi Group Holdings Ltd
Registration Statement on Form F-4 File No. 333- 269739
Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

The Flexi Group Holdings Ltd, a foreign private issuer incorporated under the laws of the British Virgin Islands (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of Amendment No. 8 to its registration statement on Form F-4 (the “Registration Statement”) relating to the business combination transactions contemplated by the Business Combination Agreement, dated as of December 5, 2022, by and among the Company, TG Venture Acquisition Corp., a Delaware corporation, The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Flexi”), The Flexi Merger Co. Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of the Company, and Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary the Company.

The Company has included in the Registration Statement the audited consolidated financial statements as of December 31, 2022 and 2021 and for each of the two years ended December 31, 2021 and 2022, and unaudited consolidated financial statements as of June 30, 2023 and for each of the six-month periods ended June 30, 2023 and 2022, for Flexi.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the audited financial statements included in the registration statement shall be as of a date not older than 12 months from the time the document is filed, unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the requirement that audited financial statements may not be older than 15 months at the time the registration statement is declared effective “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company and Flexi are not currently public reporting companies in any other jurisdiction.

2.	The Company and Flexi are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing of the Registration Statement.

3.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and Flexi.

4.	The Company does not anticipate that Flexi’s audited financial statements for the fiscal year ended December 31, 2023 will be available until April 2024.

5.	In no event will the Company seek effectiveness of the Registration Statement if the audited financial statements included therein are older than 15 months.

The Company is filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Sincerely,

THE FLEXI GROUP HOLDINGS LTD

By:	/s/ Christopher I. Edwards
Name:	Christopher I. Edwards
Title:	Chief Executive Officer